CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
China Power Equipment, Inc.

We hereby consent to the use of our report dated April 23, 2008, except for note 16 which is dated July 15, 2008, with respect to the consolidated financial statements of China Power Equipment in the Registration Statement on Form S-1 Amendment No. 4 to be filed on or about September 24, 2008. We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.

/s/Child, Van Wagoner & Bradshaw, PLLC

CHILD, VAN WAGONER & BRADSHAW, PLLC
Salt Lake City, Utah

September 24, 2008